Exhibit 99.1

Golden Phoenix Announces Favorable Ruling and Award of Damages in Pinnacle Arbitration Hearing

AMERICAN FORK, UTAH, June 8, 2015 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) (“Golden Phoenix” or the “Company”) announced today that arbitration proceedings involving the Company and Pinnacle Minerals Corporation (“Pinnacle”) have been completed, and on June 4, 2015, the arbitrator ruled in favor of the Company and denied the claims of Pinnacle.

The arbitrator found that Pinnacle committed fraud in the sale to the Company of Pinnacle’s membership interest relating to a Peruvian mining venture.  The arbitrator awarded damages to the Company totaling $573,469, comprised of the return of cash payments previously paid by the Company to Pinnacle, certain expenses paid by the Company towards mineral production in Peru, and attorneys’ fees.  In addition, notes payable to Pinnacle totaling $440,000 previously recorded by the Company were extinguished pursuant to the arbitration ruling.

On May 22, 2013, Pinnacle, a Florida corporation, sued the Company, seeking payments allegedly due on two promissory notes issued in connection with a membership interest purchase agreement entered into as of March 7, 2011 relating to a Peruvian mining venture.  The case was filed in the United States District Court for the District of Nevada, and the Company filed a motion to stay the litigation and compel arbitration pursuant to a provision of the subject purchase agreement.  Based on negotiations, and agreement and stipulation between the parties, this case was dismissed on July 22, 2013.  The parties submitted the dispute to binding arbitration in Reno, Nevada.

About the Company: Golden Phoenix Minerals, Inc. is a U.S. mining company with a current growth strategy focused on the expansion of operations through the development of gold and silver mineral properties into joint ventures or royalty mining projects.  The Company’s current mineral properties consist of options to acquire interests in the Mhakari and North Springs properties in Nevada.  More information on the Company can be found at www.goldenphoenix.us.

Forward-Looking Statements: Information contained herein regarding pending legal matters or strategy, optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While the Company believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description limited herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

For More Information, Contact:

Golden Phoenix Investor Relations
Telephone (801) 418-9378

Email: investors@goldenphoenix.us